Exhibit 10.1

FOURTH AMENDMENT TO

SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Fourth Amendment”) is made as of September 28, 2015 between ADCIP, LLC, a Delaware limited liability company, ADCIP II, LLC, a Delaware limited liability company (collectively, “Seller”) and REVEN HOUSING FLORIDA 2, LLC, a Delaware limited liability company (“Buyer”) with reference to the following recitals:

RECITALS

A. Seller and Buyer entered into that certain Single Family Homes Real Estate Purchase and Sale Agreement dated as of February 27, 2015, pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller, 140 single family homes in the State of Florida, as amended by that certain First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of March 17, 2015, that certain Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of May 14, 2015, and that certain Third Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of August 13, 2015 (as amended, the “Agreement”).

B. Seller and Buyer desire to amend the Agreement in accordance with the terms of this Fourth Amendment.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

2.	Basic Terms. The Closing Date pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Closing and Closing Date: Subject to the “Acceleration of the Due Diligence Period and Closing Date” provision in the Basic Terms, Buyer and Seller shall close on the properties described on Schedule II attached hereto and incorporated herein by reference, and to the extent that the same are not excluded by Buyer during the First Due Diligence Period as permitted under the terms of this Agreement (collectively, the “First Closing Properties”) on October 15th, 2015 (the “First Closing” and October 15th, 2015 shall be the “First Closing Date”) and all remaining properties not referenced on Schedule II and not excluded by Buyer during the Second Due Diligence Period as permitted under the terms of this Agreement (collectively, the “Second Closing Properties”) shall close on December 31, 2015 (the “Second Closing” and December 31, 2015 shall be the “Second Closing Date”). If the first closing does not occur on October 15th, then the second closing automatically terminates. For purposes of this Agreement, any references to the defined term “Closing” shall mean the completion of the transactions contemplated by this Agreement that are scheduled to occur at the First Closing or Second Closing, as the case may be, and any references to the defined term “Closing Date” shall mean the First Closing Date or the Second Closing Date, as the case may be. ”

3.	Basic Terms. The Due Diligence Period pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Due Diligence Period: Subject to the provisions of Section 7 below and the “Acceleration of the Due Diligence Period and Closing Date” provision in the Basis Terms, the due diligence period with regard to the First Closing Properties shall commence on the Effective Date and end on the First Closing Date (the “First Due Diligence Period”), the due diligence period with regard to Second Closing Properties shall commence on the Effective Date and end on the Second Closing Date (the “Second Due Diligence Period”). For purposes of this Agreement, any references to the defined term “Due Diligence Period” shall mean the conducting of any examination, inspection and investigation of either (i) the First Closing Properties during the First Due Diligence Period, or (ii) the Second Closing Properties during the Second Due Diligence Period, as the case may be.”

4.	The Purchase Price pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Purchase Price: The aggregate Purchase Price for the Property shall be $9,417,682.02, subject to adjustment in accordance with the provisions of the Agreement, which, notwithstanding anything stated in this Agreement to the contrary, shall be payable by Buyer to Seller on the (i) First Closing Date in an amount equal to the Assigned Home Value of the First Closing Properties, (ii) Second Closing Date in an amount equal to the Assigned Home Value of the Second Closing Properties, or (iii) Accelerated Closing Date (defined below) in an amount equal to the Assigned Home Value of the properties listed in the Property Notice (defined below).”

5.	Basic Terms. The following shall be added to the end of the Basic Terms of the Agreement:

“Acceleration of the Due Diligence Period and Closing Date: Upon five (5) business days’ written notice from Buyer to Seller, Buyer may elect to purchase from Seller any or all of the properties listed on Exhibit A, according to a mutually agreed upon random methodology for determining the order of properties to purchase first, (excluding those properties listed on Schedule II) by delivering written notice (the “Property Notice”) of its election to accelerate the Due Diligence Period and Closing Date on those properties listed in the Property Notice (the “Accelerated Closing” and the date specified in the Property Notice shall be the “Accelerated Closing Date”). For the avoidance of doubt, the terms of the Agreement shall remain in effect for those properties not included in the Property Notice.”

6.	Purchase Price; Deposit. The last sentence in Section 5(a)(1) of the Agreement is hereby deleted in its entirety and amended to read as follows:

“At the First Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the product of the Deposit multiplied by the percentage of the Purchase Price allocated to the First Closing, and, at any Accelerated Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the product of the Deposit multiplied by the percentage of the Purchase Price allocated to such Accelerated Closing, and at the Second Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the remainder of the Deposit that Buyer did not receive a credit against the Purchase Price at the First Closing and any Accelerated Closing. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated after the consummation of the First Closing or any Accelerated Closing, or the Second Closing fails to occur, for any reason other than Buyer’s failure to complete the acquisition of the Property when it is obligated to do so under the terms of this Agreement, the remainder of the Deposit that Buyer did not receive a credit against the Purchase Price at the First Closing or any Accelerated Closing shall be promptly returned to Buyer.”

7.	Schedule II. Schedule II to the Agreement is hereby deleted and replaced with the Schedule II attached hereto, and is hereby attached to the Agreement as Schedule II.

8.	Governing Law. To the extent enforceable, Seller and Buyer agree that this Fourth Amendment shall be governed in all respects by the internal laws of the State of Delaware; provided that if the dispute involves an individual property, the law of the State where such property is located shall apply. In any dispute arising out of or related to this Fourth Amendment, an action must be brought in Federal or State court, as applicable, in the County of Los Angeles, California. The provisions of this Section 4 shall survive the termination of this Fourth Amendment.

9.	Full Force and Effect. Except as modified by this Fourth Amendment, the Agreement is unchanged, and is hereby ratified and acknowledged by Seller and Buyer to be in full force and effect.

10.	Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronically transmitted counterpart of this Fourth Amendment shall constitute an original for all purposes.

11.	Miscellaneous. This Fourth Amendment, together with the Agreement, sets forth the entire agreement between the parties with respect to the subject matter set forth herein and therein and may not be modified, amended or altered except by subsequent written agreement between the parties. In case of any inconsistency between the provisions of this Fourth Amendment and the Agreement, the provisions of this Fourth Amendment shall govern and control. This Fourth Amendment shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns, if any.

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IN WITNESS WHEREOF, the undersigned parties have caused this Fourth Amendment to be duly executed as of the day and year first written above.

SELLER

ADCIP, LLC,
a Delaware limited liability company

By:	/s/ Terrell Wolfram
Terrell Wolfram,
Managing Director

ADCIP II, LLC,
a Delaware limited liability company

By:	/s/ Terrell Wolfram
Terrell Wolfram,
Managing Director

BUYER

REVEN HOUSING FLORIDA 2, LLC,
a Delaware limited liability company

By:	/s/ Chad Carpenter
Chad Carpenter
Chief Executive Officer